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Exhibit 3.2

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         GLOBAL BEVERAGE SOLUTIONS, INC.


                                       I.

                  The name of the corporation (hereinafter referred to as "the corporation") is:

                         GLOBAL BEVERAGE SOLUTIONS, INC.

                                       II.

                  Offices for the transaction of any business of the corporation and where meetings of the Board of Directors and of the Stockholders may be held, may be established and maintained in Nevada or any other state, territory or possession of the United States of America or in any foreign country.

                                      III.

                  The nature of the business and objects and purposes proposed to be transacted, promoted or carried on by the corporation is to transact any lawful activity or business as the Board of Directors may from time to time direct. The period of duration of the corporation is perpetual.

                                       IV.

                  The amount of total authorized stock of the Corporation is one billion (1,000,000,000) shares, of which nine hundred fifty million (950,000,000) shares shall be designated Common Stock with a par value of $0.001 per share, and fifty million (50,000,000) shares shall be designated Preferred Stock, with a par value of $0.001 per share.

                                       V.

                  The members of the governing Board of the corporation shall be styled Directors, and the initial number thereof shall be one. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the corporation. Directors need not be Stockholders, but shall be full of age, and at least one shall be a citizen of the United States.

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                                       VI.

                  The capital stock of the corporation, after the amount of the subscription price has been paid in money, property or services as the Directors shall determine, shall not be subject to assessment to pay debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                                      VII.

                  Subject to the provisions of this article and the Nevada Revised Statutes, the corporation shall indemnify any and all of its existing and former directors, officers, employees and agents against all expenses incurred by them and each of them, including, but not limited to, legal fees, judgments, penalties and amounts paid in settlements or compromise, which may arise or be incurred, rendered or levied in any legal action brought or threatened against any of them for or on account of any action or omission other than that which involves intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of NRS 78.300 and alleged to have been committed while acting within the scope of employment as a director, officer, employee or agent of the corporation whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court. Indemnification shall be made by the corporation whether the legal action brought or threatened is by or in the right of the corporation or any other person.

                  Whenever any existing or former director, officer, employee or agent shall report to the President of the corporation or the Chairman of the Board of Directors that he or she has incurred or may incur expenses, including, but not limited to, legal fees, judgments, penalties and amounts paid in settlement or compromise in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed while acting within the scope of his or her employment as a director, officer, employee or agent of the corporation, the Board of Directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, determine in good faith whether, in regard to the matter involved or in the action or contemplated action, such person acted, failed to act or refused to act willfully or with gross negligence or with fraudulent or criminal intent.

                  DULY EXECUTED and delivered by the undersigned on July 25, 2008.


                                     GLOBAL BEVERAGE SOLUTIONS, INC.


                                     By:   /s/ Jerry Pearring
                                           -------------------------------------
                                           Jerry Pearring
                                           President and Chief Executive Officer